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Exhibit 5.01

[Intrado Inc. Letterhead]

August 30, 2002

Intrado Inc.
6285 Lookout Road
Boulder, Colorado 80301

Re:    Registration of Common Stock pursuant to Registration Statement on Form S-3

Ladies and Gentlemen:

        I have acted as counsel to Intrado Inc., a Delaware corporation (the "Company"), in connection with the proposed sale by certain selling stockholders of up to 562,500 shares of the Company's common stock, $0.001 par value (the "Shares"), pursuant to the Company's Registration Statement on Form S-3 (the "Registration Statement"), filed with the Securities and Exchange Commission under the Securities Act of 1933.

        In this capacity, I have examined the Registration Statement, the Company's Certificate of Incorporation, as amended, and originals or copies, certified or otherwise identified to my satisfaction, of such corporate records, agreements, documents, and other instruments of the Company relating to the authorization and issuance of the Shares and other matters as I have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

        In conducting my examination I have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such documents.

        Based upon the foregoing, and in reliance thereon, I am of the opinion that the Shares have been duly authorized and are legally and validly issued, fully paid, and non-assessable.

        I hereby consent to the incorporation of this opinion into the Registration Statement as Exhibit 5.01 thereto.

Very truly yours,
/s/ J. David Hershberger J. David Hershberger Corporate and Securities Counsel Intrado Inc.

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  Exhibit 5.01